Exhibit 99.1

DRAFT FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. AND MARQUEE BRANDS EXTEND ROBERTO CAVALLI FRAGRANCE PARTNERSHIP FOR 20 YEARS

Agreement extends exclusive worldwide license for Roberto Cavalli and Just Cavalli fragrances through 2046

New York, New York, September 17, 2026, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) and Marquee Brands, the premier global brand management company, today announced a 20-year extension of Interparfums’ exclusive worldwide license agreement for Roberto Cavalli and Just Cavalli fragrances. The agreement covers the continued creation, development and distribution of fragrances globally, extending the partnership through December 31, 2046.

Jean Madar, Chairman & Chief Executive Officer of Interparfums, said, “This extension reflects the strength of Roberto Cavalli, the partnership with Marquee Brands and our shared conviction in what lies ahead. In the three years managing the license, we have re-established Cavalli as a distinctive voice in prestige fragrance, pairing bold Italian design with the sensuality and craftsmanship the brand has always represented. Cavalli has become one of the fastest-growing brands in our portfolio, gaining shelf space and consumer attention in key markets around the world.

“Since joining our portfolio in 2023, we introduced new extensions and collections to established brand pillars including Uomo, Just Cavalli, Marbleous and more, while broadening our reach across both women's and men's markets. In 2025, we launched our first blockbuster for the brand, Serpentine, whose success has exceeded our expectations and opened new doors for Cavalli in key markets around the world. We have a robust pipeline of upcoming launches and remain committed to supporting the Roberto Cavalli brand with the dedication and excellence it deserves. We look forward to building on this momentum and achieving continued success alongside our new partner, Marquee Brands.”

Heath Golden, Chief Executive Officer of Marquee Brands, said, “Interparfums has proven itself an exceptional steward of Roberto Cavalli fragrances, translating the house's design language into products that resonate with consumers worldwide. Extending our partnership across decades reflects the long-term role fragrance will play in Roberto Cavalli’s global growth strategy and creates a strong foundation to expand the category’s reach for years to come.”

The Roberto Cavalli and Just Cavalli fragrance licenses will continue to be operated by Interparfums Italia Srl, the Company’s wholly owned Italian subsidiary with its operations based in Florence and its seat of management located in Paris, France.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our licensed portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Annick Goutal, Lanvin, Off-White, Rochas, and Solférino.

About Roberto Cavalli

Founded in 1970, Roberto Cavalli is a leading Italian brand in fashion, accessories and luxury lifestyle. Defined by a glamorous contemporary aesthetic, the brand is the quintessential expression of Italian excellence, craftsmanship and its Mediterranean origins. The Roberto Cavalli portfolio is positioned within the luxury segment and includes the Home, Junior, Eyewear, Perfumes, Watches and Just Cavalli collections. www.robertocavalli.com

About Marquee Brands

Marquee Brands is the premier accelerator of timeless brands, unlocking value and building global influence. With a focus on driving growth and developing sustainable brand equity, Marquee partners with best-in-class manufacturers, operators, retailers and distributors to scale brands across markets and channels. Marquee Brands' global portfolio spans four distinct platforms: Luxury, Home & Culinary, Fashion & Lifestyle and Active & Outdoor. The portfolio of brands includes Roberto Cavalli, BCBGMAXAZRIA, Bruno Magli, A Pea in the Pod, Martha Stewart, Laura Ashley, Sur La Table, Emeril Lagasse, Cook's Country, Cook's Illustrated, America's Test Kitchen, Food52, Just Cavalli, BCBG, Ben Sherman, Roots*, Isotoner, Anti Social Social Club, Motherhood, Destination Maternity, Stance, Totes, Dakine and Body Glove. For more information visit, www.marqueebrands.com. (*Upon closing in Q4 2026.)

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate,” "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2025, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Devin Sullivan: (212) 836-9608 / devin.sullivan@theequitygroup.com
Chief Financial Officer		Conor Rodriguez: (212) 836-9628 / conor.rodriguez@theequitygroup.com
(212) 983-2640		www.theequitygroup.com
www.interparfumsinc.com

Contact at Marquee Brands:

Marquee Brands Press Office: corporate@marqueebrands.com